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Genentech, Inc.

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NEWS RELEASE

Genentech Media Contact: Genentech Investor Contact:	Mary Stutts Kathee Littrell Susan Morris	650-225-5759 650-225-1034 650-225-6523

Tanox Media &	Steve Sievert	713-578-4211
Investor Contact

GENENTECH ANNOUNCES AGREEMENT TO ACQUIRE TANOX FOR

$20 PER SHARE

SOUTH SAN FRANCISCO, Calif. and HOUSTON, Texas – November 9, 2006 – Genentech, Inc. (NYSE: DNA) and Tanox, Inc. (NASDAQ: TNOX) today announced plans for Genentech to acquire Tanox, a biotechnology company specializing in the discovery and development of biotherapeutics based on monoclonal antibody technology, for $20 per share for a total cash value of approximately $919 million.

Genentech and Tanox have been working together in collaboration with Novartis since 1996 to develop and commercialize Xolair®, an anti-IgE monoclonal antibody approved by the FDA in 2003 as a treatment for patients with moderate-to-severe allergic asthma. Upon the closing of the acquisition, Genentech will improve its financial results for Xolair by eliminating the royalty it currently pays to Tanox and by obtaining Novartis’ profit share and royalty payments to Tanox. Genentech will also acquire Tanox’s product pipeline.

“IgE inhibition is an important way to treat patients with moderate-to-severe asthma and we look forward to growing our asthma business by increasing the number of patients treated and by introducing new indications, formulations, and next generation products. This acquisition will help us improve our profitability from Xolair,” said Arthur Levinson, PhD, chief executive officer of Genentech. “We are also excited by molecules in the Tanox pipeline being developed to potentially treat diseases including asthma, HIV, and age-related macular degeneration,” Levinson added.

“Joining with one of the world’s leading biotech companies allows us to fully realize the potential of our drug development programs and the strong scientific platform developed by our researchers,” said Tanox Co-founder and Chairman Nancy Chang, PhD “We believe Genentech’s offer reflects the value we have created and achieves a significant return for our shareholders.”

Genentech and Tanox will be reviewing current operations and possible opportunities at Genentech for Tanox’s employees in the coming months.

Transaction Terms

The terms of the agreement have been unanimously approved by the Boards of Directors of both companies. The acquisition is subject to approval of Tanox’s shareholders and customary closing conditions, including clearance under the Hart-Scott-Rodino Act. The transaction is expected to be completed by the end of the first quarter of 2007. Funds will be provided from Genentech’s cash on hand at the time of closing.

Conference Call and Webcast Information

Genentech will host a live webcast on Friday, November 10, 2006 at 5:30 a.m. Pacific Time (PT) to discuss the transaction. The webcast may be accessed on Genentech’s website at http://www.gene.com. This webcast will be available via the website until 5:00 p.m. PT on November 17, 2006. A telephonic audio replay of the webcast will be available beginning at 8:00 a.m. PT on November 10, 2006 through 5:00 p.m. PT on November 17, 2006. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-708-645-9291 (International); conference ID number is 1401206.

About Genentech

Founded 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech’s science. Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is listed on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

About Tanox

Tanox is a biotechnology company specializing in the development of monoclonal antibodies. The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer. Tanox’s lead investigational therapy, TNX-355, is a viral-entry inhibitor antibody to treat HIV/AIDS. TNX-355 has shown significant antiviral activity in Phase 2 clinical testing. Tanox’s first-approved drug, Xolair® (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma. Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved for marketing in the United States, Canada and major European countries. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at www.tanox.com.

Genentech Safe Harbor

This press release contains forward-looking statements regarding the future growth and profitability of our asthma and anti-IgE programs, the intent to acquire and the timing of the acquisition of Tanox and future product development plans. Actual results could differ materially. Among other things, the transaction and its timing could be affected or prevented by failure of certain closing conditions to occur, including FTC or other regulatory actions or delays; growth and profitability of our anti-IgE and asthma business could be affected by adverse market conditions, increased competition, delay or failure of clinical programs, and safety or manufacturing issues; future development plans may be affected by changes in our corporate strategy, increased competition, regulatory actions or delays, unsuccessful clinical trials or third party intellectual property rights. Please also refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statements in this press release.

Tanox Safe Harbor

This press release contains forward-looking statements, including, in particular, statements about Tanox’s plans and intentions. These are based on the Tanox’s current assumptions, expectations and projections about future events. Although Tanox’s believes that the expectations reflected in these forward-looking statements are reasonable, Tanox can give no assurance that the expectations will prove to be correct.

Additional Information and Where to Find It

In connection with the proposed acquisition of Tanox by Genentech and the required approval of the transaction by Tanox’s stockholders, Tanox will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Stockholders of Tanox are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Tanox Investor Relations at 713-578-4211. In addition, documents filed with the SEC by both Genentech and Tanox are available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Tanox in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy materials to be filed by Tanox with the SEC.

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